                                                                     EXHIBIT 2.2


                                                                [EXECUTION COPY]


                                    AMENDMENT

                                       TO

                            ASSET PURCHASE AGREEMENT


                                 BY AND BETWEEN


                             AMKOR TECHNOLOGY, INC.


                                  as Purchaser


                                       AND


                            ANAM SEMICONDUCTOR, INC.


                                    as Seller






                             Dated as of May 6, 1999

                      AMENDMENT TO ASSET PURCHASE AGREEMENT


        This is AMENDMENT TO ASSET PURCHASE AGREEMENT (the "Amendment"), dated May 6, 1999 by and between Amkor Technology, Inc., a corporation organized under the laws of the State of Delaware of the United States, ("Amkor" or "Purchaser") and Anam Semiconductor, Inc., a corporation organized under the laws of the Republic of Korea ("Seller"). Purchaser and Seller shall sometimes each be referred to as a Party and collectively as the Parties.

                                    RECITALS:

WHEREAS, Seller and Purchaser entered into an Asset Purchase Agreement dated December 30, 1998 (the "Original Agreement") under which Seller agreed to sell and Purchaser agreed to purchase the semiconductor packaging and test operations generally known as K4 located at Advanced Science & Industrial Complex, 2 block, Daechon-dong, Buk-gu, City of Kwangju 500-470 the Republic of Korea ("Business");

WHEREAS, it is Seller's intention that it will use the proceeds from the sale of K4, upon Closing, primarily for the repayment of its debt to its Korean creditors, including certain banks and other forms of financial institutions in Korea (the "Workout Banks"); and

WHEREAS, both Parties desires to make changes to certain sections of the Original Agreement by entering in an amendment in accordance with Section 5.7 of the Original Agreement.

NOW THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained herein, and in reliance thereon, Purchaser and Seller hereby agree as follows:

                                  DEFINITIONS:

        Unless specifically defined otherwise herein, the terms defined herein shall have the same meanings as they were used in the Original Agreement.

                        AMENDMENTS OF CERTAIN DEFINITIONS

        The definition of "IP Licensing Agreements" in the Original Agreement (on page 4 of the Original Agreement) is hereby deleted and the following shall be substituted therefor:

        "IP Assignment and Licensing Agreements" have the meaning as described in the paragraph immediately following Section 1.1(h) of this Amendment.

        The definition of "Base Rate" in the Original Agreement (on page 2 of the Original Agreement) is hereby deleted.

        1.1. Amendment of Section 1.1. "Sale and Purchase of Assets" of the Original Agreement.

        The paragraph immediately following Section 1.1(h) of the Original Agreement (on page 9 of the Original Agreement) is hereby deleted and the following shall be substituted therefor:

        "The Parties agree that certain Intellectual Properties (including Licensed Intellectual Property) which are identified in Schedule 2.16 as the Assigned Intellectual Property shall be assigned to Purchaser hereunder, while the Intellectual Properties which are identified in
        Schedule 2.16 as the Licensed Intellectual Properties shall be licensed to Purchaser rather than being assigned to Purchaser. With respect to the Assigned Intellectual Properties, to the extent legally and/or contractually permissible, Seller shall sell, transfer, convey and assign to Purchaser, free and clear of all Liens of every kind, nature and description, all right, title and interest of Seller in and to such Intellectual Properties. Immediately after the assignment of the Assigned Intellectual Properties, however, Purchaser shall grant to Seller, an irrevocable, worldwide, non-exclusive, perpetual, paid-up, royalty-free and transferable (and sub-licensable) license (or sub-license) to utilize such Assigned Intellectual Properties (including the Licensed Intellectual Property), after obtaining any and all consents necessary therefor for Seller to be able to operate the other businesses of Seller substantially in the manner as such businesses were operated by Seller. With respect to the Licensed Intellectual Properties, to the extent legally and/or contractually permissible, Seller hereby shall grant to Purchaser and its Affiliates, effective at the Closing Date, an irrevocable, worldwide, non-exclusive, perpetual, paid-up, royalty-free and transferable (and sub-licensable) license (or sub-license) to utilize such Intellectual Properties (including the Licensed Intellectual Property) which Seller has rights to use as of the Closing Date, after obtaining any and all consents necessary therefor for Purchaser to be able to operate the Business substantially in the manner as such Business was operated by Seller. For this purpose, Purchaser shall enter into one or more assignment and licensing agreements (the "IP Assignment and

        Licensing Agreements") with the holders of relevant Intellectual Properties, including Seller itself, prior to the Closing. All costs, if any, shall be payable by Seller to any third parties in connection with the transfer, licenses or sub-licenses for the benefit of Purchaser pursuant to this Agreement."

        1.3. Amendment of Section 1.3. "Purchase Price" of the Original Agreement2Amendment of Section 1.3. "Purchase Price" of the Original Agreement.

        (a) Section 1.3(a) of the Original Agreement (on page 11 of the Original Agreement) is hereby deleted and the following shall be substituted therefor:

        "The total aggregate purchase price for the Purchased Assets exclusive of VAT shall be US$575,000,000 (the "Purchase Price") plus the Assumed Liabilities."

        (b) Section 1.3(b) of the Original Agreement (on page 11 of the Original Agreement) is hereby deleted.

        (c) Immediately following the first paragraph in Section 1.3(c) of the Original Agreement (on pages 11 of the Original Agreement), the following shall be added:

        "In the event that such ruling by the Korean tax authority shall be issued to the effect that the transaction contemplated hereunder and under the Original Agreement shall be VAT-payable, Purchaser shall pay the amount equal to the Purchase Price to Seller at Closing, out of which Seller shall pay the VAT amount to be payable in accordance with the relevant VAT law of Korea ("Payable VAT") to the relevant Korean tax authority when due, and shall immediately provide a copy of the receipt to Purchaser. When Purchaser actually receives the refund of the VAT in the amount of the Payable VAT from the relevant tax office, Purchaser shall immediately deposit the same amount to an Escrow Account or a bank account designated by Seller's creditor banks for the repayment of debt by Seller to its creditor banks. Deposit by Purchaser of the refunded VAT shall discharge ATK's obligation to pay the Purchase Price irrespective of whether such refunded VAT amount is less than Payable VAT.

        In the event that the ruling by the Korean tax authority shall be issued to the effect that the transaction contemplated hereunder and under the Original Agreement shall be VAT-exempt, Purchaser shall not withhold any amount from the Purchase Price in connection with the VAT."

        (d) Section 1.3(d) of the Original Agreement (on pages 12 through 13 of the Original Agreement) is hereby deleted in its entirety and the following shall be substituted therefor:

               "(d) On or prior to the Closing Date, Seller, Purchaser and an escrow agent to be appointed by mutual consent of Seller and Purchaser ("Escrow Agent") shall enter into one or more escrow agreements ("Escrow Agreements") in such form and substance to be mutually agreed by the Parties. Such portion of the Purchase Price as provided in Section 1.4(b) shall be deposited with one or more escrow accounts ("Escrow Accounts") to assure the repayment of certain liabilities by Seller, and released to its creditors in accordance with the terms of the Escrow Agreements."

        1.4. Amendment of Section 1.4. "Payment of Purchase Price" of the Original Agreement2Amendment of Section 1.4. "Payment of Purchase Price" of the Original Agreement.

        (a) Section 1.4(a) of the Original Agreement (on page 12 of the Original Agreement) is hereby deleted and the following shall be substituted therefor:

               "(a) Purchaser's payment at the Closing of the amount which shall be set forth in Schedule 1.4(a), by wire transfer or delivery of a certified bank check immediately available and in accordance with the instructions of Seller;"

        (b) Section 1.4(b) of the Original Agreement (on page 12 of the Original Agreement) is hereby deleted and the following shall be substituted therefor:

               "(b) Purchaser's deposit at the Closing into an Escrow Account of the amount which shall be set forth in Schedule 1.4(b);"

        (c) Section 1.4(c) of the Original Agreement (on page 12 of the Original Agreement) is hereby deleted.

        1.6 Amendment of Section 1.6 "Adjustments to Purchase Price" of the Original Agreement.

        (b) Section 1.6.(b) of the Original Agreement (on pages 13 through 14) is hereby deleted and the following shall be replaced therefor:

               "(b) Adjustment Formula.

               If the Net Asset Value at the Closing Date is less than the Net Asset Value as of the Balance Sheet Date (without considering the depreciation between the Closing Date and the Balance Sheet Date), then, the Purchase Price shall be reduced by the amount of such deficiency accordingly. In order to give effect to any such reduction, the Purchaser, at the Purchaser's option, may demand Seller to compensate for such deficiency by requiring payments or delivery of additional assets having values equivalent to such deficiency within 15 days from the date of discovery of such deficiency by the Purchaser, or, alternatively, withholding of such deficient amount from any amount owing to Seller by Purchaser or its Affiliates to the extent permissible under Korean law."
2
        1.8. Amendment of Section 1.8 "Conditions to Each Party's Obligations" of the Original Agreement.

        (a) The first sentence of Section 1.8(a) of the Original Agreement (on page 16 of the Original Agreement) is hereby deleted and the following shall be substituted therefor:

               "(a) The Escrow Agreement, the IP Assignment and Licensing Agreements (or any equivalent thereof), the Transition Service Agreement, the assignment agreement provided in Section 1.10(b) hereof, and any other agreements, if any, necessary to vest in Purchaser good, valid and marketable title to the Purchased Assets (collectively, the "Ancillary Agreements") have been duly executed and delivered after having been duly authorized by all necessary corporate actions by the relevant parties thereto."

        1.10 Amendment of Section 1.10 "Conditions to Purchaser's Obligations" of the Original Agreement.

        (h) Section 1.10(h) of the Original Agreement (on page 19 of the Original Agreement) is hereby deleted and the following shall be substituted therefor:

               "(h) After (i) Amkor shall have been satisfied with the results of their due diligence, (ii) Amkor shall have entered into an arrangement satisfactory to Amkor in its sole discretion, to finance the Purchase Price in full, (iii) Amkor shall have received a fairness opinion with respect to the terms of the transactions contemplated by this Agreement, (iv) Amkor shall have received a tax exemption under the Foreign Capital Promotion Law in regard to its purchase of the Business ("Tax Exemption"), and (v) the Board of Directors of Amkor shall have determined that the transactions contemplated herein are in the best interest of Amkor and Purchaser in light of all circumstances associated with Seller and the transactions contemplated hereby."

        (i) Section 1.10(i) of the Original Agreement (on page 19 of the Original Agreement) is hereby deleted and the following shall be substituted therefor:

               "(i) Purchaser shall have a right of first refusal if Seller intends to sell any of K1, K2, K3 or the wafer fabrication facilities to any third party;"

        1.11.  Amendment of Section 1.11 "Closing" of the Original Agreement.

        Section 1.11 of the Original Agreement (on page 20 of the Original Agreement) is hereby deleted and the following shall be substituted therefor:

        "The closing under this Agreement will take place at such other time, date or place as the Parties shall mutually agree (the "Closing"). The date on which Closing occurs is sometimes referred to herein as the "Closing Date."
        1.12. Amendment of Section 1.12 "Deliveries and Proceedings at 2
        1.12. Amendment of Section 1.12 "Deliveries and Proceedings at Closing" of the Original Agreement.

        (b) Section 1.12(b)(i) and (ii) of the Original Agreement (on page 21 of the Original Agreement) is hereby deleted and the following shall be substituted therefor:

               "(i) payment of the amount stated in Schedule 1.4(a);

               (ii) a certificate evidencing the deposit of the amount stated in Schedules 1.4(b) with the Escrow Account;"

        2.6. Amendment of Section 2.6. "No Changes" of the Original Agreement.

        The second sentence of Section 2.6 of the Original Agreement (on page 27 of the Original Agreement) is hereby deleted and the following shall be substituted therefor:

        "Without limiting the generality of the foregoing sentence, there has not been:"

        2.13.  Amendment of Section 2.13. "Consent" of the Original

               Agreement.

        The reference of "Schedule 2.10" in Section 2.13 of the Original Agreement (on page 36 of the Original Agreement) is hereby deleted and "Schedule 2.13" shall be substituted therefor.

        2.22.  Amendment of Section 2.22. "Insurance" of the Original Agreement.

        The entire paragraph under Section 2.22 of the Original Agreement (on pages 42 through 43 of the Original Agreement) is hereby deleted and the following shall be substituted therefor:

        "Attached hereto as Schedule 2.22 is a complete and correct list of all policies of insurance relating to the Business or the Purchased Assets of which Seller is the owner, insured or beneficiary, or covering any of the property of the Business, true, correct and complete copies of which have been delivered to Purchaser, indicating for each policy the carrier, the insured, type of coverage, the amounts of coverage, deductible, premium rate, cash value if any, expiration date and any pending claims thereunder. All such policies are in full force and effect. The coverage provided by such policies are reasonable, in both scope and amount, in light of the risks attendant to the Business and the Purchased Assets. Seller has paid-in-full all premiums due on such policies as of the Closing Date. There is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth on Schedule 2.22, there are no outstanding unpaid premiums or claims under such policies. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by Seller. Except as set forth on Schedule 2.22, Seller has not been refused any insurance, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years."

        4.2 Amendment of Section 4.2 "Employees of the Business" of the Original Agreement.2

        4.2 Amendment of Section 4.2 "Employees of the Business" of the Original Agreement.

        The first sentence under Section 4.2(b) of the Original Agreement (on page 46 of the Original Agreement) is hereby deleted and the following shall be substituted therefor:

        "With respect to the Transferred Employees who elect to terminate their employment with Seller and commence new employment relation with Purchaser, Seller shall pay, in a timely manner in accordance with the requirements of the Labor Standards Act and current company practices, all salary, bonuses, allowances, severance, unused leave (including the pro rata portion of accrued but unused leave attributable to the portion of the 1999 calendar year prior to closing) and any other monetary obligations or claims relating to the Transferred Employees' employment with Seller or its Affiliates that may have accrued to those personnel prior to their separation."

        4.7 Amendment of Section 4.7 "Transition Services" of the Original Agreement.

        The entire paragraph under Section 4.7(a) of the Original Agreement (on page 53 of the Original Agreement) is hereby deleted and the following shall be substituted therefor:

        "(a) During a certain period from the Closing Date (the "Transition Period") to be separately agreed by the Parties, Seller shall ensure that the Business is continued to be provided with all of the services and parts and components currently provided to the Business by Seller or any Person affiliated with Seller including, among other things, the research and development, accounting, data processing, materials procurement, electronic data processing, administrative services and all other such support services as are reasonably required in connection with the operation of the Business, on the terms and conditions not less favorable than the terms and conditions pursuant to which such services and parts and components are now being provided to the Business. Purchaser shall pay a reasonable fee for the services to be provided by Seller during the Transition Period, as mutually agreed by the Parties. Prior to the Closing, Seller and Purchaser shall enter into a service agreement ("Transition Service Agreement") to ensure such continued services during the Transition Period, in such form and substance as attached hereto as Schedule 4.7."

        5.11   Amendment of Section 5.11 "Arbitration" of the Original
               Agreement.

        Section 5.11 (a) of the Original Agreement (on page 59 of the Original Agreement) is hereby deleted in its entirety and the following shall be substituted therefor.

               "(a) Any dispute arising under this Agreement which is not settled after good faith attempts by the Parties to amicably resolve such dispute shall be resolved by final and binding arbitration. The arbitration shall be held in Seoul, Korea if the arbitration is brought by Purchaser and in [San Francisco, C.A.], United States of America if the arbitration is brought by Seller in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce ("ICC Rules") as then existing and shall be heard and determined by an arbitral tribunal composed of three (3) arbitrators. Each of the Parties shall appoint one arbitrator each, and both of such arbitrators shall appoint a third arbitrator who shall serve as the Chairman of such arbitral tribunal, provided that such third arbitrator is not a citizen of the U.S.A. or Korea. If either Party fails or decides against appointing an arbitrator within a period of thirty (30) days of the appointment of the first arbitrator, or if the arbitrators designated by the Parties fail or otherwise are unable to appoint the third arbitrator within (30) days of the appointment of the second arbitrator, then the remaining arbitrator(s) shall be selected by the President of the International Chamber of Commerce, U.S.A., which shall act as the appointing authority."

IN WITNESS WHEREOF, the Parties have caused this AMENDMENT to be signed in their respective names by an officer thereof duly authorized as of the date first above written.


                             Amkor Technology, Inc.

                             By:________________________
                             Name:
                             Title:


                             Anam Semiconductor, Inc.

                             By:________________________
                             Name:
                             Title: